Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS RECORD SALES AND IMPROVED
NET INCOME FOR FISCAL 2004
— Higher raw material costs impact gross margins —
— New manufacturing facilities begin operation in Poland and China —

AKRON, Ohio — October 19, 2004 — A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the year ended August 31, 2004 were $1.239 billion, a new record for the Company. Sales were up $138.6 million or 12.6% from fiscal 2003 sales of $1.1 billion. The translation effect of foreign currencies, primarily the Euro, increased sales by $84.5 million or 7.7%. Tonnage was up 2.6% for the year and changes in price and product mix increased sales by 2.3%.

Net income for the 2004 fiscal year was $27,906,000 or $0.91 per diluted share. Net income for the 2004 fiscal year included charges of $2,084,000 for restructuring in North America, $1,820,000 for an impairment loss or write-off of goodwill at the Nashville, Tennessee manufacturing facility and a $1,401,000 charge for a valuation allowance on tax assets not currently recoverable. Net income for the fiscal 2003 year was $15,954,000 or $0.53 per diluted share. Net income in 2003 included restructuring charges for North America of $8,616,000 and income after tax of $1,214,000 for the settlement of a business interruption claim in Europe.

“We had a significant improvement in earnings for fiscal 2004, but results for the fourth quarter were less than anticipated and disappointing to all of us,” said Terry L. Haines, president and chief executive officer. “The major part of the improvement for fiscal 2004 was derived from a reduction of $13.7 million in pre-tax losses in North America.” The closing of the Company’s Texas manufacturing facility, along with the restructuring program from last year, were major reasons for the improvement in earnings.

Fourth-quarter Results

Sales for the fiscal 2004 fourth quarter were $318.8 million, a 19.4% increase over sales of $267.0 million for the comparable quarter in fiscal 2003. The translation effect of foreign currencies favorably impacted sales by $16.1 million or 6.0%. Tonnage was 9.2% higher than last year’s fourth quarter and changes in pricing and product mix increased sales by 4.2%.

Income before taxes was $7,748,000 in the 2004 fourth quarter, an increase of $3.3 million or 74.0% compared with last year’s income before taxes of $4,453,000. Income for the quarter included restructuring charges of $1,769,000 and an impairment charge for goodwill of $1,820,000, both pertaining to the Company’s Nashville, Tennessee facility. Net income for the final quarter of fiscal 2004 was $131,000, which was less than $0.01 per diluted share. The quarter also included a charge of $1,401,000 for a valuation allowance on tax assets not currently recoverable.

Net income for the previous year’s fourth quarter was $557,000 or $0.02 per diluted share. Included in the 2003 fourth quarter were North American restructuring charges of $4,523,000. The 2003 fourth quarter also included after-tax income of $657,000 or $0.02 per share from the settlement of a business interruption claim in the Company’s European operations.

-more-

3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

The translation effect of foreign currencies, primarily the Euro, had a significant impact on net income. The translation effect increased net income by $651,000 or $0.02 per share for the 2004 fourth quarter and $4,817,000 or $0.16 per share for the 2004 fiscal year.

Earnings for the fiscal 2004 fourth quarter, excluding charges for restructuring, impairment costs and a tax valuation allowance, were less than forecast, primarily because of lower gross profit margins. In addition, earnings in Europe were significantly lower than forecast for the month of August 2004. Gross profit margins were off from forecast because of margin pressures due to higher costs of raw materials resulting from tight supplies and sharp increases in the price of energy. The Company also experienced a lag in passing on the increased costs through higher sales prices.

North American Operations

In the Company’s North American operations, pre-tax losses for the year were reduced by $13.7 million from 2003. Sales were $410.2 million, an increase of 4.2%. Gross profit margins were 10.7% compared with 9.3% last year.

For the 2004 fourth quarter, North American sales were $103.2 million, an increase of 9.1% over the same period last year. Earnings before interest and taxes improved by $374,000 because of a reduction in losses in North America. Also, gross profit margins increased to 9% from 6.9% in the 2003 fourth quarter. North American tonnage was up 4% for the 2004 fourth quarter, but flat for the year.

In the first half of August 2004, the Company decided it was necessary to reduce capacity at its Nashville, Tennessee plant. Two manufacturing lines that had a combined annual capacity of 39 million pounds were closed. This represents approximately 9% of A. Schulman’s total North American capacity. In line with this capacity reduction, the Company also reduced its workforce at the Nashville facility by one-third, or 30 employees. These actions will reduce the Company’s annual costs by approximately $4.6 million.

The cost of this restructuring in Nashville amounted to $1,769,000 and has been reflected in the fourth-quarter results. This covers the equipment write-down and costs relating to pay and other benefits in connection with the reduction in workforce. Also included in this quarter was an impairment loss of $1,820,000 representing the write-off of goodwill incurred in connection with the 1994 acquisition of this facility.

European and Asian Operations

“Despite difficult market conditions, our European and Asian operations had another good year,” Haines said. “Sales and tonnage were up, although gross profit margins were down slightly from last year.”

European and Asian sales were $828.9 million for the 2004 fiscal year, an increase of $122 million or 17.3%. Income before interest and taxes in the European and Asian operations was $67 million for the year, a $3.3 million or 5.2% increase over fiscal 2003. Gross profit margins for the current year were 16.8% compared with 17.5% last year. Margins were lower because of rising raw material prices and the lag in passing on cost increases in the form of higher sales prices.

Fourth-quarter results in Europe and Asia were better than last year, but below the Company’s forecast. Sales in the 2004 fourth quarter were $215.6 million, a 25% increase over 2003 fourth-quarter sales of $172.4 million. Income before interest and taxes was $15.4 million compared with $12.7 million in the same quarter last year. Gross profit margins were 15.6% for the quarter compared with 16.4% last year. European and Asian tonnage was up 12.3% for the quarter and 4.2% for the year.

-more-

Effective Tax Rates

The fiscal 2004 effective tax rates were 98% for the fourth quarter and 48.9% for the year. These rates are higher than the statutory rate of 35% because no tax benefits have been recorded on the losses in the United States which include $3.9 million of charges for restructuring and impairment losses. In addition, the fourth quarter included a charge of $1.4 million for a valuation allowance on tax assets not currently recoverable.

New Manufacturing Facilities

During the summer, the Company commenced operation of its new manufacturing facility in Poland. This facility, with a cost of $3.0 million, has an annual capacity of approximately one million pounds. It produces color concentrates for the Eastern European market.

In addition, A. Schulman’s new facility in China is now operating and producing material for the Chinese market. The total cost of this facility is approximately $7.5 million and its annual capacity will be 30 to 40 million pounds, depending on the type of materials produced. This facility produces materials for customers in the film and packaging markets.

“We see many good growth opportunities in China, including the automotive industry. As a result, we recently approved a second line for this new facility,” Haines said. This line, which will take at least 18 months to complete, will produce engineered compounds for automotive and a variety of other industries.

Business Overview and Outlook

“Our reductions in capacity and costs at our Nashville plant, along with the many other cost savings implemented throughout the year, will enable us to maintain our position as a low-cost producer that can compete effectively in today’s challenging environment,” Haines said.

“The challenge facing us in the next year is the large increase in the prices of our raw materials due to higher energy costs. Although we are raising prices to offset the increasing cost of raw materials, there is usually a lag in passing on such increases. This lag has a negative effect on our profit margins and offsets many of the benefits derived from our cost-saving programs.

“We anticipate continuing cost pressures from higher energy prices in the months ahead,” Haines continued. “Nevertheless, fiscal 2005 net income should be better than fiscal 2004. The many actions we have taken over the last few years will enable us to maintain our position as an industry leader and to capitalize on growth opportunities throughout the worldwide markets.”

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2004 fourth-quarter and full-year earnings can be accessed at 3:30 p.m. Eastern time on Tuesday, October 19, 2004, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 14 manufacturing facilities in North America, Europe and the Asia-Pacific region. Additional information about A. Schulman can be found at www.aschulman.com.

-more-

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

- more -

A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Year Ended
	August 31, 2004	August 31, 2003	August 31, 2004	August 31, 2003
	(Unaudited)
Net Sales	$318,817,000	$267,004,000	$1,239,091,000	$1,100,457,000
Interest and Other Income	647,000	541,000	2,252,000	2,067,000

	319,464,000	267,545,000	1,241,343,000	1,102,524,000

Cost of Sales *	275,975,000	232,295,000	1,055,608,000	940,152,000
Other Costs and Expenses	33,485,000	28,653,000	128,533,000	118,538,000
Restructuring Expense — N. America	436,000	2,144,000	731,000	6,237,000
Impairment Loss	1,820,000	—	1,820,000	—

	311,716,000	263,092,000	1,186,692,000	1,064,927,000

Income Before Taxes	7,748,000	4,453,000	54,651,000	37,597,000
Provision for U.S. and Foreign Income Taxes	7,617,000	3,896,000	26,745,000	21,643,000

Net Income	$131,000	$557,000	$27,906,000	$15,954,000

Weighted Average Number of Shares Outstanding:
Basic	30,388,349	29,551,380	30,128,117	29,496,281
Diluted	30,862,779	29,872,308	30,546,962	29,845,497
Earnings per Share:
Basic	$—	$0.02	$0.93	$0.54
Diluted	$—	$0.02	$0.91	$0.53

Condensed Balance Sheet

	August 31, 2004	August 31, 2003
Assets
Current Assets	$522,430,000	$446,973,000
Other Assets	24,578,000	23,870,000
Net Property, Plant and Equipment	176,706,000	173,029,000

	$723,714,000	$643,872,000

Liabilities and Stockholders’ Equity
Current Liabilities	$161,587,000	$127,507,000
Long-Term Debt	49,679,000	68,698,000
Deferred Credits and Other Long-Term Liabilities, Etc.	76,152,000	64,846,000
Stockholders’ Equity	436,296,000	382,821,000

	$723,714,000	$643,872,000

* Cost of sales includes restructuring expenses of $1.4 million for the three months and year ended August 31, 2004 and $2.4 million for the three months and year ended August 31, 2003.

- more -

Supplemental Segment Information

	North America	Europe	Other	Consolidated
Three months ended August 31, 2004 (Unaudited):
Sales to unaffiliated customers	$103,170,000	$215,647,000	$—	$318,817,000

Gross profit (includes $1.4 million of restructuring expenses)	$9,285,000	$33,557,000	$—	$42,842,000

Income (loss) before interest and taxes	$(4,842,000)	$15,378,000	$—	$10,536,000
Interest expense, net	—	—	(532,000)	(532,000)
Restructuring expense — N. America	—	—	(436,000)	(436,000)
Impairment loss	—	—	(1,820,000)	(1,820,000)

Income (loss) before taxes	$(4,842,000)	$15,378,000	$(2,788,000)	$7,748,000

Three months ended August 31, 2003 (Unaudited):
Sales to unaffiliated customers	$94,592,000	$172,412,000	$—	$267,004,000

Gross profit (includes $2.4 million of restructuring expenses)	$6,482,000	$28,227,000	$—	$34,709,000

Income (loss) before interest and taxes(1)	$(5,216,000)	$12,713,000	$—	$7,497,000
Interest expense, net	—	—	(900,000)	(900,000)
Restructuring expense — N. America	—	—	(2,144,000)	(2,144,000)

Income (loss) before taxes	$(5,216,000)	$12,713,000	$(3,044,000)	$4,453,000

Year ended August 31, 2004:
Sales to unaffiliated customers	$410,179,000	$828,912,000	$—	$1,239,091,000

Gross profit (includes $1.4 million of restructuring expenses)	$43,906,000	$139,577,000	$—	$183,483,000

Income (loss) before interest and taxes	$(7,455,000)	$67,013,000	$—	$59,558,000
Interest expense, net	—	—	(2,356,000)	(2,356,000)
Restructuring expense — N. America	—	—	(731,000)	(731,000)
Impairment loss	—	—	(1,820,000)	(1,820,000)

Income (loss) before taxes	$(7,455,000)	$67,013,000	$(4,907,000)	$54,651,000

Year ended August 31, 2003:
Sales to unaffiliated customers	$393,627,000	$706,830,000	$—	$1,100,457,000

Gross profit (includes $2.4 million of restructuring expenses)	$36,424,000	$123,881,000	$—	$160,305,000

Income (loss) before interest and taxes(1)	$(16,662,000)	$63,680,000	$—	$47,018,000
Interest expense, net	—	—	(3,184,000)	(3,184,000)
Restructuring expense — N. America	—	—	(6,237,000)	(6,237,000)

Income (loss) before taxes	$(16,662,000)	$63,680,000	$(9,421,000)	$37,597,000

(1) Certain items previously reported have been reclassified to conform to the fiscal 2004 presentation.

# # #